Exhibit 99.1
Movella Announces Appointment of Marcum LLP as New Independent Registered Public Accounting Firm

HENDERSON, Nev., March 21, 2024 (GLOBE NEWSWIRE) – Movella Holdings Inc. (NASDAQ: MVLA) (“Movella” or the “Company”), a leading full-stack provider of sensors, software, and analytics that enable the digitization of movement, announced today the appointment of Marcum LLP (“Marcum”) as its independent registered public accounting firm, effective March 19, 2024.

During the Company’s fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through March 19, 2024, neither the Company, nor anyone on the Company's behalf, consulted with Marcum regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company's financial statements, and Marcum did not provide any written report or oral advice that Marcum concluded was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue; (iii) any matter that was the subject of a "disagreement" within the meaning of Item 304(a)(1)(iv) of Regulation S-K or (iv) any "reportable event" within the meaning of Item 304(a)(1)(v) of Regulation S-K.

About Movella Holdings Inc.

Movella is a leading full-stack provider of sensors, software, and AI analytics that transforms movement data into lifelike animations and valuable, actionable insights. Our motion capture technology enables a wide array of innovative solutions in end markets including entertainment and gaming, health and sports, and automation and mobility. We bring meaning to movement for some of the most esteemed global brands including Electronic Arts, EPIC Games, 20th Century Studios, Netflix, BMW, Toyota, and Siemens. To learn more, please visit www.movella.com.This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of Movella’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Movella’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those risk factors contained in Movella’s SEC filings available at www.sec.gov, including without limitation, Movella’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings made by Movella with the SEC. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Except as required by law, Movella undertakes no obligation to update or revise any forward-looking statements.

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